EXHIBIT 99.2

INDEX FOR EXHIBIT FINANCIALS

Independent Auditors’ Report

The Board of Directors and Stockholders

Synchrologic, Inc.:

We have audited the accompanying consolidated balance sheets of Synchrologic, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synchrologic, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

/s/    KPMG LLP

Atlanta, Georgia

February 21, 2003, except as to the first

and second paragraphs of note 11,

which are as of February 28, 2003

and April 1, 2003, respectively

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets
Current assets:
Cash and cash equivalents	$3,204,263	$5,992,876
Accounts receivable, net of allowance for doubtful accounts of $498,188 and $358,602 in 2002 and 2001, respectively	2,157,350	2,124,267
Prepaid expenses	108,319	114,188
Other current assets	54,486	62,772

Total current assets	5,524,418	8,294,103
Property and equipment, net	449,762	1,013,617

Total assets	$5,974,180	$9,307,720

Liabilities, Mandatorily Redeemable Securities and Stockholders’ Deficit
Current liabilities:
Note payable to bank	$817,000	$—
Current portion of term loan payable to bank	767,536	—
Accounts payable	116,759	648,684
Accrued salaries and wages	552,526	296,108
Other accrued expenses	577,469	383,841
Deferred revenue	1,400,820	1,189,543

Total current liabilities	4,232,110	2,518,176
Term loan payable to bank, excluding current portion	934,040	—

Total liabilities	5,166,150	2,518,176

Mandatorily redeemable securities, no par value; authorized 14,000,000 shares:
Series A convertible preferred stock, redeemable; authorized 1,000,000 shares; issued and outstanding 797,872 shares; aggregate liquidation preference of $750,000	743,508	741,073
Series B convertible preferred stock, redeemable; authorized 3,000,000 shares; issued and outstanding 2,058,333 shares; aggregate liquidation preference of $2,470,000	2,465,700	2,464,088
Series C convertible preferred stock, redeemable; authorized 3,000,000 shares; issued and outstanding 2,793,296 shares; aggregate liquidation preference of $6,500,000	6,488,707	6,484,473
Series D convertible preferred stock, redeemable; authorized 4,000,000 shares; issued and outstanding 3,308,271 shares; aggregate liquidation preference of $27,133,000	21,082,887	20,738,979

Total mandatorily redeemable securities	30,780,802	30,428,613
Stockholders’ deficit:
Common stock, no par value; authorized 20,000,000 shares; 4,858,124 shares issued; 4,093,722 and 4,858,124 shares outstanding at December 31, 2002 and 2001, respectively	4,690,619	4,690,619
Additional paid-in capital	326,898	567,444
Accumulated deficit, including accumulated other comprehensive loss of $118,652 and $57,753 in 2002 and 2001, respectively	(32,697,083)	(26,361,327)
Treasury stock, at cost; 764,402 shares	(2,293,206)	—
Stock subscription receivable	—	(2,535,805)

Total stockholders’ deficit	(29,972,772)	(23,639,069)
Commitments and contingencies (notes 7 and 8)

Total liabilities, mandatorily redeemable securities and stockholders’ deficit	$5,974,180	$9,307,720

See accompanying notes to consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Revenues:
Software license fees	$5,516,856	$5,366,123	$3,936,823
Services fees	4,493,882	1,893,529	1,423,536

Total revenues	10,010,738	7,259,652	5,360,359

Costs of revenues:
Software license fees	49,583	51,366	49,797
Services fees	3,370,438	2,802,323	1,864,389

Total costs of revenues	3,420,021	2,853,689	1,914,186

Gross profit	6,590,717	4,405,963	3,446,173

Operating expenses:
Research and development	5,448,085	6,427,854	4,680,920
Sales and marketing	5,070,326	7,115,106	5,016,647
General and administrative	2,213,376	1,709,015	1,474,556

Total operating expenses	12,731,787	15,251,975	11,172,123

Loss from operations	(6,141,070)	(10,846,012)	(7,725,950)

Interest expense	(179,454)	(637)	(245,131)
Interest income	45,667	458,489	466,451

Net loss	(6,274,857)	(10,388,160)	(7,504,630)

Deemed dividends on preferred stock	(352,189)	(352,189)	(122,916)

Net loss attributable to common stockholders	$(6,627,046)	$(10,740,349)	$(7,627,546)

Basic and diluted net loss per share attributable to common stockholders	$(1.52)	$(2.22)	$(1.81)

Weighted average outstanding common shares used in computing basic and diluted net loss per share attributable to common stockholders	4,372,258	4,838,227	4,208,817

See accompanying notes to consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Deficit and Comprehensive Loss

Years ended December 31, 2002, 2001, and 2000

	Common stock		Additional paid-in capital	Accumulated deficit	Treasury stock	Stock subscription receivable	Stockholders’ deficit and comprehensive loss

	Shares	Amount
Balance at December 31, 1999	3,149,376	$337,484	$8,282	$(8,410,784)	$—	$—	$(8,065,018)
Net loss	—	—	—	(7,504,630)	—	—	(7,504,630)
Currency translation adjustment	—	—	—	1,187	—	—	1,187

Comprehensive loss							(7,503,443)

Common stock issued from sale and exercise of stock options	569,865	985,066	—	—	—	—	985,066
Common stock issued to officer for stock subscription receivable	1,117,203	3,351,609	—	—	—	(3,351,609)	—
Payments on stock subscription receivable	—	—	—	—	—	1,080,085	1,080,085
Interest on stock subscription receivable	—	—	111,751	—	—	(111,751)	—
Warrants issued to acquire 45,112 common shares in connection with the issuance of 11% debentures	—	—	204,141	—	—	—	204,141
Warrants to acquire 153,383 common shares issued to placement agent in connection with Series D preferred stock financing	—	—	565,845	—	—	—	565,845
Accretion of preferred stock issue costs	—	—	(122,916)	—	—	—	(122,916)

Balance at December 31, 2000	4,836,444	4,674,159	767,103	(15,914,227)	—	(2,383,275)	(12,856,240)
Net loss	—	—	—	(10,388,160)	—	—	(10,388,160)
Currency translation adjustment	—	—	—	(58,940)	—	—	(58,940)

Comprehensive loss							(10,447,100)

Common stock issued from exercise of stock options	21,680	16,460	—	—	—	—	16,460
Accretion of preferred stock issue costs	—	—	(352,189)	—	—	—	(352,189)
Interest on stock subscription receivable	—	—	152,530	—	—	(152,530)	—

Balance at December 31, 2001	4,858,124	4,690,619	567,444	(26,361,327)	—	(2,535,805)	(23,639,069)
Net loss	—	—	—	(6,274,857)	—	—	(6,274,857)
Currency translation adjustment	—	—	—	(60,899)	—	—	(60,899)

Comprehensive loss							(6,335,756)

Accretion of preferred stock issue costs	—	—	(352,189)	—	—	—	(352,189)
Interest on stock subscription receivable	—	—	56,901	—	—	(56,901)	—
Common stock repurchased from officer and forgiveness of accrued interest on stock subscription receivable	—	—	—	—	(2,293,206)	2,592,706	299,500
Warrants to acquire 21,000 Series D preferred shares issued to bank under Credit Agreement	—	—	54,742	—		—	54,742

Balance at December 31, 2002	4,858,124	$4,690,619	$326,898	$(32,697,083)	$(2,293,206)	$—	$(29,972,772)

See accompanying notes to consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000
Cash flows from operating activities:
Net loss	$(6,274,857)	$(10,388,160)	$(7,504,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	632,090	577,156	326,422
Accretion of original issue discount to interest expense	54,334	—	204,141
Noncash interest expense on convertible debentures converted to Series D preferred stock	—	—	40,986
Provision for losses on accounts receivable	280,699	73,602	107,120
Interest forgiven on stock subscription receivable from officer	299,500	—	—
Loss on disposal of property and equipment	24,600	—	—
Changes in operating assets and liabilities:
Accounts receivable	(313,782)	(830,138)	368,558
Prepaid expenses and other current assets	14,155	355,342	(342,381)
Accounts payable, accrued salaries and wages, and other accrued expenses	(81,879)	350,945	594,358
Deferred revenue	211,277	247,238	(619,845)

Net cash used in operating activities	(5,153,863)	(9,614,015)	(6,825,271)

Cash flows from investing activities:
Purchase of property and equipment	(92,835)	(651,047)	(906,238)

Net cash used in investing activities	(92,835)	(651,047)	(906,238)

Cash flows from financing activities:
Proceeds from term loan payable to bank, net of issue costs	1,647,242	—	—
Increase in note payable to bank	817,000	—	—
Proceeds from warrants issued	54,742	—	204,141
Proceeds from exercise of options and sale of common stock	—	16,460	985,066
Proceeds from issuance of convertible debentures	—	—	1,795,859
Payments on stock subscription receivable	—	—	1,080,085
Proceeds from issuance of Series D convertible preferred stock, net	—	—	18,805,296

Net cash provided by financing activities	2,518,984	16,460	22,870,447

Effect of exchange rate changes on cash	(60,899)	(58,940)	1,187

Net increase (decrease) in cash and cash equivalents	(2,788,613)	(10,307,542)	15,140,125
Cash and cash equivalents at beginning of year	5,992,876	16,300,418	1,160,293

Cash and cash equivalents at end of year	$3,204,263	$5,992,876	$16,300,418

Cash paid for interest expense	$110,944	$637	$—

Supplemental disclosures of noncash transactions:
Accretion of preferred stock issue costs	$352,189	$352,189	$122,916
Conversion of 11% convertible debentures and accrued interest into Series D convertible preferred stock	—	—	2,040,986
Warrants issued to placement agent for services rendered in Series D convertible preferred stock issuance	—	—	565,845
Common stock issued to officer for stock subscription receivable	—	—	3,351,609
Repurchase of common stock from officer in exchange for stock subscription receivable	2,293,206	—	—

See accompanying notes to consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2002, 2001 and 2000

(1)    Summary of Significant Accounting Policies

(a)	Business

Synchrologic, Inc. and subsidiaries (the Company) develop, market, and support comprehensive mobile and wireless infrastructure software products that mobilize enterprise software applications, automate the delivery of documents and web sites and provide mobile systems management tools for laptop and handheld computing devices. The Company’s products are designed to increase the productivity of mobile workers by giving them access to critical information wherever and whenever they need it and to lower costs of ownership of mobile computing devices by providing more efficient administration of the devices. The Company markets its products directly to business and governmental organizations, value-added resellers, and to software application vendors who integrate the Company’s software into their products for license to end users on an original equipment manufacturer (OEM) basis.

(b)	Liquidity

The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During 2002, the Company incurred a net loss attributable to common stockholders of approximately $6.6 million. Despite historical operating losses, the Company believes it is appropriate to prepare the financial statements on a going concern basis for the following reasons:

•	The Company achieved improved operating results during the latter part of 2002 and early 2003.

•	The Company had a cash balance of $3,204,263 at December 31, 2002 and had availability on the revolving line of credit of approximately $831,000 which management believes provide sufficient liquidity to fund cash needs in 2003, including operating losses, capital expenditures, and debt service requirements.

•	The Company was in compliance with its financial debt covenants, as amended (see note 3), as of December 31, 2002, and based on its forecasts, expects to be in compliance with its financial debt covenants during 2003. Additionally, based on its forecasts, the Company expects to have sufficient liquidity to meet all debt and capital expenditure requirements as they become due and payable.

Historically, the Company has funded its operating losses through the sale of redeemable convertible preferred stock (see note 4). The holders of such stock, if not converted, can require the Company to redeem the outstanding redeemable convertible preferred stock in August 2005. Management believes the Company has sufficient liquidity to meet its obligations through December 2003.

(c)	Principles of Consolidation

The consolidated financial statements include the accounts of Synchrologic, Inc. and its wholly owned subsidiaries: Synchrologic Europe Limited, a United Kingdom limited corporation, Synchrologic Deutschland GmbH, and Synchrologic Italia Srl. All significant intercompany balances and transactions have been eliminated in consolidation.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(d)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

(e)	Revenue Recognition

Software license fees consist of revenue derived from the licensing of software to business and governmental organizations and royalty fees from OEM’s. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, Software Revenue Recognition. For arrangements with multiple elements, and for which vendor specific objective evidence (VSOE) of fair value exists for the undelivered elements, revenue is recognized for the delivered elements based upon the residual method in accordance with SOP No. 98-9, Modifications of SOP 97-2 with Respect to Certain Transactions. License fees are recognized as revenue when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of fees is considered probable. Revenue is deferred when an arrangement calls for future delivery of products or services for which the Company has not established VSOE to allocate a portion of the fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements or services are delivered or performed. When undelivered elements consist of development services for features or functionality that are essential to the operation of the Company’s software, associated fees are recognized using the percentage-of-completion method of accounting. Royalty revenue from OEM’s is recognized when reported to the Company by the OEM’s and all applicable revenue recognition criteria have been met. The Company often requires payment of a nonrefundable royalty fee in arrangements with OEM’s. In such cases, revenue is recognized when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of the fees is considered probable. Arrangements with OEM’s which involve significant future obligations of the Company are generally recognized as such obligations are fulfilled and associated fees are earned and payable.

Services revenue consists of fees from professional services associated with the Company’s software including maintenance, customer support, consulting, and training. Maintenance, which includes updates and upgrades of the Company’s software, and customer support fees are recognized as revenue ratably over the period of the service agreement, which is generally one year in length. Revenue from consulting and training services are recognized as the services are performed. When arrangements with customers involve a combination of software and service elements, the associated elements are unbundled and fees are allocated to individual elements based upon VSOE of fair value and recognized as revenue in accordance with the practices set forth above.

Deferred revenue in the accompanying consolidated balance sheets represents payments received from customers or billings invoiced to customers in advance of revenue recognition.

(f)	Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with original maturities of three months or less when purchased to be cash equivalents.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(g)	Accounts Receivable

Accounts receivable are presented net of the allowance for doubtful accounts. The Company makes judgments as to its ability to collect outstanding receivables and provides allowance for the receivables when collection becomes doubtful. Management considers the following when evaluating the adequacy of the allowance for doubtful accounts in any accounting period: historical bad debts, the age of the accounts receivable, customer creditworthiness, and current economic trends. Should any of these factors change, the estimates made by management will also change, which could impact the Company’s future provision for doubtful accounts.

(h)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives (two years for computer hardware and software, two to five years for furniture and fixtures and office equipment) of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

(i)	Research and Development and Software Development Costs

Under the criteria set forth in Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the product. Establishing technological feasibility, and the ongoing assessment of the recoverability of these costs, requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in software and hardware technology. To date, research and development costs incurred subsequent to establishing technological feasibility of the Company’s software products have not been material. Accordingly, the Company has expensed all research and development costs as incurred.

(j)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k)	Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock-Based Compensation an Interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in these notes to consolidated financial statements.

As permitted by SFAS No. 123, the Company applies the provisions of APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no additional compensation cost has been recognized for its stock options in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value of the stock options at the grant date, the Company’s pro forma net loss and pro forma net loss per share attributable to common stockholders for the years ended December 31, 2002, 2001, and 2000 would have been as follows:

	2002	2001	2000
Historical net loss attributable to common stockholders	$(6,627,046)	(10,740,349)	(7,627,546)
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards	(58,000)	(1,111,000)	(677,000)

Pro forma net loss attributable to common stockholders	$(6,685,046)	(11,851,349)	(8,304,546)

Reported basic and diluted net loss per share attributable to common stockholders	$(1.52)	(2.22)	(1.81)
Pro forma basic and diluted net loss per share attributable to common stockholders	$(1.53)	(2.45)	(1.97)

During 2002, the Company granted options to acquire 44,500 shares of common stock to employees and directors at exercise prices equal to the fair value of the shares at the date of grant. The per share weighted average fair value of options granted during 2002 was $3.03 per option on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: weighted average fair value of $4.28 per common share, expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 4.10%, and an expected option life of four years.

During 2001, the Company granted options to acquire 690,000 shares of common stock to employees and directors at exercise prices equal to the fair value of the shares at the date of grant. The per share weighted average fair value of options granted during 2001 was $3.57 per option on the date of grant using the Black-Scholes option pricing model with the following weighted average

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

assumptions: weighted average fair value of $5.00 per common share, expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 5.03%, and an expected option life of four years.

During 2000, the Company granted options to acquire 980,500 shares of common stock to employees and directors at exercise prices equal to the fair value of the shares at the date of grant. The per share weighted average fair value of options granted during 2000 was $2.76 per option on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: weighted average fair value of $3.87 per common share, expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 5.24%, and an expected option life of four years.

(l)	Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenue, costs, and expenses are translated into U.S. dollars at average exchange rates for the period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss) which is included as a component of the accumulated deficit in the accompanying consolidated financial statements.

(m)	Long-Lived Assets and Long-Lived Assets to Be Disposed Of

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes both SFAS No. 121 and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion 30) for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. For example, SFAS No. 144 provides guidance on how a long-lived asset that is used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). The Company adopted SFAS No. 144 on January 1, 2002. SFAS No. 144 did not have any impact on the Company’s consolidated financial statements.

(n)	Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (EITF) Issue No. 94-3. SFAS No. 146 is effective for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS No. 146 effective January 1, 2003. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosure about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 are effective for financial statements of annual periods ending after December 15, 2002. The Company’s software license agreements do not provide indemnification for any third party performance. The adoption of this standard has not had an impact on the Company’s consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Synchrologic does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its financial position or results of operations.

In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. It also requires additional disclosures about the effects on reported net income of an entity’s accounting policy with respect to stock-based employee compensation. Synchrologic has elected to adopt the transition and disclosure requirements of SFAS No. 148 which are effective for fiscal years ending after December 15, 2002 and has elected to continue to account for employee stock options under Accounting Principles Board (“APB”) Opinion No. 25. The interim disclosure requirements are effective for interim periods commencing after December 15, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. This interpretation applies immediately to variable interest entities that are created after or for which control is obtained after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions would be applied effective July 1, 2003. As of December 31, 2002, the Company had no interest in an entity which would qualify as a variable interest entity. As a result, the adoption of this interpretation did not have an impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for the Company beginning January 1, 2004. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company has not determined the impact of SFAS No. 150 on its 2004 consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(o)	Segment and geographic reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in a company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in one industry segment: synchronization software and services.

The Company operates in two geographic regions: the Americas (United States, Canada and Latin America) and EMEA (Europe, Middle East and Africa). The following represents revenues and long-lived assets, net by geographical region:

	Americas	EMEA	Total
As of and Year Ended December 31, 2002
Revenues	$9,294,338	$716,400	$10,010,738
Long-lived assets, net	435,740	14,022	449,762

As of and Year Ended December 31, 2001
Revenues	$6,275,522	$984,130	$7,259,652
Long-lived assets, net	927,043	86,574	1,013,617

As of and Year Ended December 31, 2000
Revenues	$5,332,832	$27,527	$5,360,359
Long-lived assets, net	913,157	24,391	937,548

(p)	Net Loss per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for each period. Diluted net loss per share attributable to common stockholders is computed giving effect to all potentially dilutive securities including options, warrants, and redeemable convertible preferred stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share attributable to common stockholders if their effect is antidilutive. For the years ended December 31, 2002, 2001 and 2000, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common stockholders because all potentially dilutive securities were antidilutive in computing diluted net loss per share for these periods.

Options and warrants to acquire 248,995, 1,043,462, and 1,006,967 shares of common stock during the years ended December 31, 2002, 2001 and 2000, respectively, were outstanding but not included in the calculation of weighted average shares outstanding because the option and warrant exercise prices were higher than the average market price of the Company’s common stock during those periods. In addition, diluted net loss per share attributable to common stockholders excludes the potentially dilutive effect of options and warrants to purchase approximately 388,912, 876,016, and 489,774 shares of the Company’s common stock during the years end December 31, 2002, 2001, and 2000, respectively, as the Company incurred losses and their inclusion would have been anti-dilutive.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(2)    Property and Equipment

Property and equipment at December 31, 2002, and 2001 consists of the following:

	2002	2001
Computer hardware and software	$1,883,117	$1,854,891
Furniture and fixtures	264,963	264,963
Leasehold improvements	203,097	196,203
Office equipment	174,991	172,692

	2,526,168	2,488,749

Less accumulated depreciation and amortization	2,076,406	1,475,132

	$449,762	$1,013,617

(3)    Bank Credit Facility

On April 2, 2002, the Company entered into a credit facility agreement (Credit Agreement) with a bank providing borrowings of up to $4.25 million under a term loan and revolving line of credit.

The Company borrowed $1,750,000 under the term loan component of the facility at closing. Borrowings under the term loan bear interest at a fixed rate of 8% per annum. Under the term loan, the Company must make monthly interest only payments of $11,667 during the first nine months of the term. Thereafter, the Company must make monthly principal and interest payments of $79,147 beginning February 5, 2003 through the term Loan’s maturity date of January 5, 2005. The principal portion of the term loan is due as follows: $767,536 in 2003, $903,840 in 2004, and $78,624 in 2005. The carrying value of the noncurrent portion of the term loan payable to bank includes an unaccreted discount at December 31, 2002 of $48,424. The Company has recorded $54,742 of the proceeds borrowed under the term loan as original issue discount which reflects warrants to purchase 21,000 shares of the Company’s Series D Preferred stock issued to the lender under the Credit Agreement. The exercise price of each warrant share is the lower of $6.65 or the price of the Company’s next round of equity financing. The warrants expire in April 2012. See also note 4(f).

The revolving line of credit portion of the facility (Revolver) provides the Company with a borrowing capacity of up to $2,500,000 and matures on April 1, 2003. Borrowings under the Revolver are limited to a percentage of eligible accounts receivable, as defined in the Credit Agreement. Interest on borrowings under the Revolver is payable monthly at a variable rate of interest based on the lender’s prime rate plus 0.75% and was 5.00% at December 31, 2002. At December 31, 2002, borrowings outstanding under the Revolver were $817,000 and the Company had unused borrowing capacity of approximately $831,000.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

Borrowings under the Credit Agreement are secured by all of the Company’s assets. Also, the Company is required to maintain its cash and investment accounts with the lender but may hold up to $1 million of cash and investments at other credit worthy financial institutions. In addition, the Credit Agreement requires that the Company maintain compliance with certain financial and other covenants. The financial covenants under the Credit Agreement prohibit the Company from exceeding certain maximum net loss amounts and require a minimum monthly quick ratio as defined in the Credit Agreement. During 2002, the Company was in violation of the covenant for net loss amounts and subsequently cured such violation through an amendment of the Credit Agreement. As of December 31, 2002, the Company was in compliance with all financial and other covenants under the Credit Agreement.

(4)    Mandatorily Redeemable Securities and Stockholders’ Deficit

(a)	Series D Convertible Preferred Stock Issuance

In August 2000, the Company issued 3,308,271 shares of Series D convertible redeemable preferred stock (Series D Preferred) for $6.65 per share. The consideration for such shares consisted of $19,959,016 in cash and the conversion of its $2 million 11% convertible debentures and accrued interest aggregating $2,040,986. The Company has recorded the issuance of Series D Preferred net of issue costs of $1,719,563, which includes cash costs and the fair value of the warrants issued to the placement agent described in note 4(f) below, and is accreting the issue costs using the effective interest method to the earliest redemption date by charging additional paid-in capital and increasing the carrying value of the Series D Preferred.

Dividends accrue at $0.665 per annum per share for the Series D Preferred, are not cumulative, and are payable when declared by the Company’s board of directors. No dividends have been declared or accrued in these financial statements through December 31, 2002.

Each outstanding share of the Series D Preferred is convertible into one share of common stock and may be converted at any time. This initial conversion ratio is adjustable upon the issuance of any class of capital stock or convertible securities of the Company at a price less than $6.65 per share or the then existing conversion price per share. The Series D Preferred automatically converts to common stock upon a public offering in which the Company receives at least $30,000,000 and the price of each share is at least $19.95.

In the event of any voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company, certain merger transactions or the sale of all or substantially all of the Company’s assets, the holders of the Series D Preferred are entitled to receive their original purchase price plus all accrued dividends, whether or not declared by the board of directors, prior to a distribution of residual assets for any other class of the Company’s stock. After the liquidation preference of the Series D Preferred holders is satisfied, the holders of the Series C Preferred and the Series A and B Preferred, in that order, are entitled to receive their original purchase price plus any accrued and declared but unpaid dividends prior to distribution of residual assets for any other class of stock. After these liquidation preferences are satisfied, the remaining net assets of the Company, if any, are to be distributed pro-rata among the holders of the common and Series A and B Preferred on an as-if-converted basis.

Holders of the Series D Preferred, Series C Preferred, and Series A and B Preferred stock are entitled to the number of votes per share equivalent to the number of common shares into which their shares may be converted based upon the conversion ratio in effect at the record date of any vote. In addition, any amendment to the Company’s bylaws or articles of incorporation, any change in the

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

rights or preferences of the Series D Preferred, the redemption or repurchase by the Company of any class of its securities, and any sale or merger of the Company, as well as certain other transactions, require consent of a majority of the holders of the Series D Preferred. Also, the lead investor in the Series D Preferred has the right to appoint one member to the Company’s board of directors.

A majority of the holders of the Series D Preferred can require redemption of any or all of the Series D Preferred of the Company outstanding on or after August 25, 2005 for the original purchase price plus all declared and accrued dividends. Upon any such redemption, the Company must first redeem all of the outstanding Series D Preferred shares and then, to the extent the Company has sufficient legally available funds, redeem the Series C Preferred and then Series A and B Preferred, in that order.

(b)	Series C Convertible Preferred Stock

In August 1998, the Company sold 2,793,296 shares of Series C convertible redeemable preferred stock (Series C Preferred) for $2.327 per share. The consideration for such shares consisted of $5,441,778 in cash and the conversion of accrued interest and notes payable to stockholders aggregating $1,058,222.

Dividends accrue at $0.2327 per annum for the Series C Preferred, are not cumulative, and are payable if and when declared by the board of directors. No dividends have been declared or accrued through December 31, 2002.

Each outstanding share of Series C Preferred is initially convertible into one share of common stock and may be converted at any time. This initial conversion ratio is adjustable upon the issuance of any class of capital stock or convertible security of the Company at a price less than $2.327 per share or the then existing conversion price per share. The Series C Preferred automatically converts to common stock upon a public offering in excess of $10 per share and net proceeds in excess of $20 million.

The redemption amount of the Series C Preferred is the original amount paid plus any declared but unpaid dividends. The redemption date coincides with the redemption date of the Series D Preferred.

Any amendment to the Company’s bylaws or articles of incorporation, the redemption or repurchase by the Company of its common stock, and any sale or merger of the Company requires consent of a majority of the holders of the Series C Preferred. In addition, the lead Series C investor has the right to appoint one member of the Company’s board of directors.

The Company has recorded the issuance of Series C Preferred net of issue costs of $29,642 and is accreting the issue costs using the effective interest method to the earliest redemption date by charging additional paid-in capital and increasing the carrying value of the Series C Preferred.

(c)	Series A and B Convertible Preferred Stock

The rights, preferences, and restrictions of the Series A Convertible Preferred and the Series B Convertible Preferred stock are substantially the same. Accordingly, the two series are together referred to as the “Series A and B Preferred”.

In June 1996, the Company sold 2,058,333 shares of Series B convertible preferred stock for $1.20 per share in cash. The Company sold 797,872 shares of Series A convertible preferred stock for $0.94 per share in cash in September 1995. Dividends accrue at $0.10 per annum for the Series A and

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

B Preferred. Such dividends are payable if and when declared by the board of directors and are not cumulative. No dividends have been declared or accrued through December 31, 2002.

Each outstanding share of Series A and B Preferred is initially convertible into one share of common stock and may be converted at any time. The conversion price for the Series A and B Preferred is $0.94 and $1.20, respectively, and is adjustable upon the issuance of any class of capital stock or convertible security of the Company at a price less than the then existing conversion price for each series. Series A and B Preferred automatically convert into common stock upon the completion of a public offering in excess of $10 per share with net proceeds in excess of $20 million.

The redemption amount of the Series A and B Preferred is the original amount paid plus any declared but unpaid dividends. The redemption date coincides with the redemption date of the Series D Preferred.

Any amendment to the Company’s bylaws or articles of incorporation, the redemption or repurchase by the Company of its common stock, and any sale or merger of the Company require consent of a majority of the holders of the Series A and B Preferred. The holders of the Series A and B Preferred, as a class, are entitled to appoint two members to the Company’s board of directors. The Company has recorded the issuance of Series A and B Preferred net of issue costs of $24,141 and $14,781, respectively, and is accreting the issue costs using the effective interest method to the earliest redemption date by charging additional paid-in capital and increasing the carrying value of the Series A and B Preferred.

(d)	Common Stock

In May 2000, the Company entered into a stock subscription and purchase agreement with an officer of the Company in connection with such officer’s employment with the Company. Under the agreement, the Company issued 1,117,203 common shares to the officer in exchange for full recourse notes receivable totaling $3,351,609. The Company received payment of $1,080,085 for the notes in 2000, including interest. In May 2002, the Company repurchased 764,402 shares from the officer at fair value of $3.00 per share, or $2,293,206, and forgave $299,500 of interest on the associated notes. The interest forgiven on the notes is included in general and administrative expense in the accompanying consolidated 2002 statement of operations.

In May 2000, the Company sold 333,333 shares of its common stock to an officer of the Company for cash at the fair value of $3.00 per share.

In October 1996, the Company issued 1,000,000 shares of common stock to an officer of the Company in connection with such officer’s employment with the Company. The Company has the right to reacquire such shares for the amount paid by such officer, which is equal to the amount of taxes paid as a result of receiving such shares, in the event such officer’s employment is terminated. The Company’s right to repurchase such shares expires upon the earlier of September 30, 2003 or the occurrence of a liquidity event, as defined.

At December 31, 2002, 8,957,772 shares of common stock were reserved for issuance upon conversion of the Series A, B, C, and D Preferred shares, 219,495 shares upon exercise of outstanding warrants described in note 4(f), and 2,992,171 shares for issuance under the Company’s stock option plans described in note 4(e).

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(e)	Stock Options

In April 2001, the Company adopted the Synchrologic, Inc. and subsidiaries 2001 Stock Incentive Plan (2001 Plan). The board of directors is authorized to grant options to acquire 1,500,000 shares of common stock to be issued pursuant to the 2001 Plan. At December 31, 2002 and 2001, options to acquire 1,455,500 and 1,005,200 common shares, respectively, were available to be granted under the 2001 Plan.

Under the Company’s 1995 Stock Option Plan (1995 Plan), the board of directors is authorized to grant options to acquire up to 2,040,000 shares of common stock. At December 31, 2002 and 2001, options to acquire 1,118,259 and 265,988 common shares, respectively were available to be granted under the 1995 Plan.

The option price under both plans is to be the fair market value on the date of grant unless otherwise determined by the board; however, the option price shall not be less than 75% of fair market value. The options generally vest ratably over a four year period beginning one year from the date of grant and expire as determined by the board of directors but not more than ten years from the date of grant.

In July 2002, the Company offered a voluntary stock option exchange program, which allowed employees, at their election, to forfeit a portion or all of their unexercised stock options effective July 15, 2002 and receive, no sooner than six months and one day after July 15, 2002, new options to purchase the same number of shares underlying the options forfeited in the program. In order to receive new options in exchange for forfeited options, a participant in the program must be employed by the Company on the date the new options are issued. Under the program, the exercise price of the newly issued options will be fair value as determined on the issue date of the new options. The vesting periods for the new options remained the same as the forfeited option grants. Unexercised options to acquire 895,033 shares with a weighted average exercise price of $4.63 per share were forfeited and are eligible to receive an equivalent number of option shares as part of the program.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2002, 2001, and 2000 follows:

	December 31, 2002		December 31, 2001		December 31, 2000
	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price	Number of Shares	Weighted average exercise price
Outstanding at beginning of period	1,720,983	$3.6240	1,298,246	$2.9212	700,125	$0.2030
Granted	44,500	4.2809	690,000	5.0000	980,500	3.8653
Exercised	—	—	(21,680)	0.7592	(236,532)	0.1470
Forfeited	(1,347,071)	4.5032	(245,583)	4.0272	(145,847)	0.7628

Outstanding at end of period	418,412	0.8634	1,720,983	3.6240	1,298,246	2.9212

Shares available for future grants	2,573,759		1,271,188		215,605

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at December 31, 2002	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31, 2002	Weighted average exercise price
$0.10 to $0.12	116,148	4.38	$0.1146	116,148	$0.1146
$0.35	155,264	6.19	0.3500	142,754	0.3500
$0.85	96,000	7.11	0.8500	68,437	0.8500
$3.00	5,500	7.31	3.0000	3,667	3.0000
$5.00	45,500	8.99	5.0000	5,109	5.0000

	418,412	6.22	0.8634	336,115	0.4701

Options exercisable at December 31, 2001 were 664,008 and their weighted average exercise price was $2.7293.

(f)	Warrants

The Company issued a warrant to purchase up to 21,000 shares of the Company’s Series D Preferred shares in April 2002, in connection with the credit facility described in note 3 above. The exercise price of each warrant share is the lesser of $6.65 per share or the price per share of the Company’s next round of equity financing. The warrants were valued at $54,742 using the Black-Scholes pricing model based on an estimated fair value of $3.00 per common share with the following weighted average assumptions: expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 5.15%, and a stated life of ten years. The Company recorded the fair value of the warrants as an increase to additional paid in capital, and an original issue discount on the term loan payable. The warrant expires on April 1, 2012 and may be exercised at any time prior thereto. All of the warrants are outstanding at December 31, 2002.

The Company issued warrants to purchase 153,383 shares of common stock to the placement agent in consideration for services rendered in the Series D Preferred stock financing. Each warrant enables the holder to purchase one share of common stock for $6.65 and expires on August 25, 2005. The estimated fair value of the warrants at the date of grant was $565,845 calculated using the Black-Scholes pricing model based on an estimated fair value of $5.00 per common share with the following weighted average assumptions: expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 6.00%, and a stated life of five years. The value of the warrants was included in the issue costs of the Series D Preferred. All of the warrants are outstanding at December 31, 2002.

Prior to issuing the Series D Preferred, the Company borrowed $2.0 million from certain Series A, B, and C Preferred investors. Under the terms of the loan agreement, the notes were due on the earlier of December 31, 2000 or the closing date of the next equity financing completed by the Company. The notes were convertible into securities issued in the next equity financing at the same price and terms offered in such financing. In connection with issuing the notes, the Company issued 45,112 warrants to purchase common stock to the holders of the notes. Each warrant enables the holder to purchase one share of common stock for $5.00 per share and expires on June 19, 2010. The warrants were valued at

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

$204,141 using the Black-Scholes pricing model based on an estimated fair value of $5.00 per common share with the following weighted average assumptions: expected dividend yield 0%, expected volatility 100%, risk-free interest rate of 6.5%, and a stated life of ten years. The value assigned to the warrants was recorded as interest expense in 2000. All of the warrants are outstanding at December 31, 2002.

(5)    401(k) Retirement Plan

The Company has a savings plan, which covers substantially all full-time employees and qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may defer up to 15% of pretax salary, but not more than statutory limits. Although it may elect to do so in the future, the Company made no contributions to the plan during 2002, 2001 or 2000.

(6)    Income Taxes

No income taxes were recorded during 2002, 2001, and 2000 because the Company reported net operating losses with no recognizable benefit. Income tax benefit differed from the amount by applying the statutory U.S. Federal income tax rate of 34% to loss before income taxes as a result of the following:

	2002	2001	2000
Computed “expected” income tax benefit	$(2,133,451)	$(3,531,974)	$(2,551,574)
(Increase) decrease in income tax benefit resulting from:
Nondeductible items	13,506	14,548	79,868
State tax benefits	(175,042)	(321,815)	(273,044)
Other, including foreign tax rate differential	(34,058)	(17,698)	58,702
Increase in valuation allowance	2,329,045	3,856,939	2,686,048

Actual income tax benefit	$—	$—	$—

The income tax effect of temporary differences that give rise to significant portions of the Company’s deferred income tax assets and liabilities is presented below:

	2002	2001
Deferred income tax asset:
Net operating losses	$11,775,673	$9,557,706
Deferred revenue	65,240	64,998
Accrued expenses	44,055	44,135
Allowance for doubtful accounts	161,433	124,554
Depreciation	185,627	134,707
Other	45,040	21,923

Total gross deferred income tax assets	12,277,068	9,948,023

Valuation allowance for gross deferred income tax assets	(12,277,068)	(9,948,023)

Net deferred income tax assets	$—	$—

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

The valuation allowance for deferred income tax assets as of December 31, 2002 and 2001 was $12,277,068 and $9,948,023, respectively. The net change in the total valuation allowance for the years ended December 31, 2002, 2001, and 2000 was an increase of $2,329,045, $3,888,198, and $2,826,266, respectively. The increase in the valuation allowance for deferred income taxes includes $31,259 and $140,217 for the years ended December 31, 2001 and 2000 attributable to deductions for stock options. The benefit of these deductions will be credited to additional paid-in capital when recognized. In assessing the realization of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the uncertainty surrounding utilization of these potential future tax benefits, the Company has recorded a valuation allowance which reduces the associated deferred tax asset to zero.

The Company has approximately $31.0 million in net operating loss carryforwards at December 31, 2002 which expire at various dates through December 31, 2022 and may be used to reduce income tax expense and income taxes payable in future years. Approximately $545,000 of the net operating losses is from deductible compensatory elements of nonqualified stock options. The Company’s ability to use operating loss carryforwards may be subject to provisions of the Internal Revenue Code that limit the amount of operating loss carryforwards that can be used in future years due to substantial changes in a company’s ownership.

(7)    Litigation

On December 5, 2002, a competitor of the Company filed a lawsuit in the United States District Court of Northern California alleging the Company had infringed certain patents held by the competitor. The lawsuit seeks an injunction against the Company from selling products that are alleged to infringe the plaintiff’s patents and unspecified damages and attorney’s fees. On February 14, 2003, the Company responded to the suit denying infringement and challenging the validity and enforceability of the asserted patents and, in addition, filed counterclaims against the plaintiff. The Company believes that the case is without merit, that there are good grounds to support defenses with respect to this action, and therefore intends a vigorous defense of the claims; however, this matter is in its early stages and litigation is inherently uncertain. As a result, the Company is unable to predict the ultimate outcome of this matter. The Company has not reflected any amounts in the financial statements related to this matter.

(8)    Commitments

The Company leases its office facilities under noncancelable operating leases which expire at various times through December 2004. At December 31, 2002, the future minimum lease payments are as follows:

Year ending December 31:
2003	$463,306
2004	481,850

$945,156

Rent expense for the years ended December 31, 2002, 2001, and 2000 was approximately $659,000, $657,000, and $381,000 respectively.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(9)    Concentrations of Credit Risk

(a)	Financial Instruments

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Cash balances are held at four credit worthy financial institutions. Cash balances held in the United States routinely exceed federally insured amounts. Credit is extended to customers without requiring collateral and the Company’s trade accounts receivable balance often is comprised of a few customers, which comprise a significant portion of the total accounts receivable balance. Management regularly performs credit evaluations on potential customers and sets credit limits and payment terms accordingly.

(b)	Major Customers

During the year ended December 31, 2002, revenue from two customers represented approximately 23% and 14% of total revenues. At December 31, 2002, accounts receivable from three customers represented approximately 21%, 17%, and 14% of accounts receivable, net.

During the year ended December 31, 2001, revenue from two customers represented approximately 25% and 11% of total revenue. At December 31, 2001, accounts receivable from one customer represented approximately 35% of accounts receivable, net.

During the year ended December 31, 2000, revenue related to one customer represented 10% of total revenue. At December 31, 2000, accounts receivable from three customers represented approximately 55%, 29%, and 18% of accounts receivable, net.

(10)    Quarterly Results of Operations (unaudited)

Following are unaudited quarterly results of operations for the years ended December 31, 2002 and 2001:

2002	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$2,474,296	$1,453,778	$2,474,560	$3,608,104
Gross profit	1,500,532	760,933	1,537,889	2,791,363
Net (loss)/income attributable to common stockholders	(1,994,512)	(3,000,774)	(1,760,082)	128,322
Net (loss)/income per share attributable to common stockholders - basic and diluted	(0.41)	(0.72)	(0.43)	0.03

2001	Mar. 31	Jun. 30	Sep. 30	Dec. 31
Revenues	$981,491	$1,713,293	$2,417,346	$2,147,522
Gross profit	364,830	1,022,285	1,693,421	1,325,427
Net loss attributable to common stockholders	(3,180,730)	(2,876,937)	(2,050,111)	(2,632,571)
Net loss per share attributable to common stockholders - basic and diluted	(0.66)	(0.59)	(0.42)	(0.54)

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2002, 2001 and 2000

(11)    Subsequent Events

Effective February 28, 2003, the Company completed its stock option exchange program for employees by issuing options to purchase 895,033 common shares to employee participants in exchange for the option shares forfeited under the program. The exercise price of the newly issued shares is $0.05 per share, representing fair value on that date.

Effective April 1, 2003, the Company renewed its revolving line of credit with a bank described under note 3 for a one-year term. Initially, borrowings under the renewed revolving line of credit bear interest at the greater of: (a) 0.75% plus the bank’s prime rate; or (b) 4.25%. The interest rate on borrowings decreases to 0.5% plus the bank’s prime rate upon the Company receiving $3 million in equity financing and decreases to the bank’s prime rate upon the Company achieving positive net income for a calendar quarter. As part of the renewal, the Company issued a warrant for 10,000 Series D Preferred shares to the lender. The bank will waive its right to 5,000 shares under the warrant if the Company raises $3 million in equity financing prior to September 30, 2003 on terms acceptable to the bank. The exercise price of each warrant share is the lower of $6.65 or the price of the Company’s next round of equity financing. All other terms and conditions of the revolving loan agreement are substantially the same as the previous agreement.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2003 and December 31, 2002

(Unaudited)

	September 30, 2003	December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$2,260,606	$3,204,263
Accounts receivable, net of allowance for doubtful accounts of $456,011 and $498,188, respectively	2,742,680	2,157,350
Prepaid expenses	230,017	108,319
Other current assets	86,871	54,486

Total current assets	5,320,174	5,524,418
Property and equipment, net	271,114	449,762

Total assets	$5,591,288	$5,974,180

Liabilities, Mandatorily Redeemable Securities and Stockholders’ Deficit
Current liabilities:
Note payable to bank	$768,072	$817,000
Current portion of term loan payable to bank	886,001	767,536
Accounts payable	150,868	116,759
Accrued salaries and wages	494,520	552,526
Accrued legal fees	1,164,148	54,808
Other accrued expenses	350,535	522,661
Deferred revenue	1,386,135	1,400,820

Total current liabilities	5,200,279	4,232,110
Term loan payable to bank, excluding current portion and net of issue costs	286,691	934,040

Total liabilities	5,486,970	5,166,150

Mandatorily redeemable securities, no par value; authorized 14,000,000 shares:
Series A convertible preferred stock, redeemable; authorized 1,000,000 shares; issued and outstanding 797,872 shares; aggregate liquidation preference of $750,000	745,334	743,508
Series B convertible preferred stock, redeemable; authorized 3,000,000 shares; issued and outstanding 2,058,333 shares; aggregate liquidation preference of $2,470,000	2,466,909	2,465,700
Series C convertible preferred stock, redeemable; authorized 3,000,000 shares; issued and outstanding 2,793,296 shares; aggregate liquidation preference of $6,500,000	6,491,883	6,488,707
Series D convertible preferred stock, redeemable; authorized 4,000,000 shares; issued and outstanding 3,308,271 shares; aggregate liquidation preference of $28,233,331	21,340,818	21,082,887

Total mandatorily redeemable securities	31,044,944	30,780,802
Stockholders’ deficit:
Common stock, no par value; authorized 20,000,000 shares; 5,737,799 and 4,858,124 shares issued at September 30, 2003 and December 31, 2002, respectively; 4,973,397 and 4,093,722 shares outstanding at September 30, 2003 and December 31, 2002, respectively	4,755,288	4,690,619
Additional paid-in capital	62,756	326,898
Accumulated deficit, including other comprehensive loss of $117,737 and $118,652 in 2003 and 2002, respectively	(33,465,464)	(32,697,083)
Treasury stock, at cost; 764,402 shares	(2,293,206)	(2,293,206)

Total stockholders’ deficit	(30,940,626)	(29,972,772)

Total liabilities, mandatorily redeemable securities and stockholders’ deficit	$5,591,288	$5,974,180

See accompanying notes to unaudited consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Nine months ended September 30, 2003 and 2002

(Unaudited)

	2003	2002
Revenues:
Software license fees	$4,467,644	$3,446,381
Services fees	4,594,487	2,956,254

Total revenues	9,062,131	6,402,635

Costs of revenues:
Software license fees	64,127	31,862
Services fees	1,490,497	2,571,418

Total costs of revenues	1,554,624	2,603,280

Gross profit	7,507,507	3,799,355

Operating expenses:
Research and development	3,293,074	4,293,394
Sales and marketing	2,753,723	4,220,822
General and administrative	2,088,950	1,699,994

Total operating expenses	8,135,747	10,214,210

Loss from operations	(628,240)	(6,414,855)

Interest expense	(157,611)	(116,734)
Interest income	16,555	40,364

Net loss	(769,296)	(6,491,225)

Deemed dividends on preferred stock	(264,142)	(264,142)

Net loss attributable to common stockholders	$(1,033,438)	$(6,755,367)

Basic and diluted net loss per share attributable to common stockholders	$(0.24)	$(1.51)

Weighted average outstanding common shares used in computing basic and diluted net loss per share attributable to common stockholders	4,277,776	4,468,923

See accompanying notes to unaudited consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Nine months ended September 30, 2003 and 2002

(Unaudited)

	2003	2002
Cash flows from operating activities:
Net loss	$(769,296)	$(6,491,225)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	231,640	472,619
Accretion of original issue discount to interest expense	34,923	36,223
Provision for losses on accounts receivable	16,558	165,564
Interest forgiven on stock subscription receivable from officer	—	299,500
Changes in operating assets and liabilities:
Accounts receivable	(601,888)	232,688
Prepaid expenses and other current assets	(154,083)	(75,546)
Accounts payable and accrued expenses	913,317	(31,132)
Deferred revenue	(14,685)	(116,554)

Net cash used in operating activities	(343,514)	(5,507,863)

Cash flows from investing activities:
Purchase of property and equipment, net	(52,992)	(77,166)

Net cash used in investing activities	(52,992)	(77,166)

Cash flows from financing activities:
Proceeds from term loan payable to bank, net of issue costs	—	1,695,258
Payments on term loan payable to bank	(551,699)	—
Increase (decrease) in note payable to bank, net	(48,928)	417,000
Financing costs	(12,108)	(48,015)
Proceeds from exercise of options for common stock	64,669	—
Proceeds from warrants issued	—	54,742

Net cash provided by (used in) financing activities	(548,066)	2,118,985

Effect of exchange rate changes on cash	915	(43,637)

Net decrease in cash and cash equivalents	(943,657)	(3,509,681)
Cash and cash equivalents at beginning of period	3,204,263	5,992,876

Cash and cash equivalents at end of period	$2,260,606	$2,483,195

Cash paid for interest expense	$122,688	$80,511

Supplemental disclosures of noncash transactions:
Accretion of preferred stock issue costs	$264,142	$264,142
Repurchase of common stock in exchange for stock subscription receivable	—	2,293,206

See accompanying notes to unaudited consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2003 and 2002

(Unaudited)

(1)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in accordance with generally accepted accounting principles in the United States of America (GAAP) and have been prepared in accordance with rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included elsewhere in this Registration Statement.

(b)	Business

The Company develops, markets, and supports comprehensive mobile and wireless infrastructure software products that mobilize enterprise software applications, automate the delivery of documents and web sites and provide mobile systems management tools for laptop and handheld computing devices. The Company’s products are designed to increase the productivity of mobile workers by giving them access to critical information wherever and whenever they need it and to lower costs of ownership of mobile computing devices by providing more efficient administration of the devices. The Company markets its products directly to business and governmental organizations, value-added resellers, and to software application vendors who integrate the Company’s software into their products for license to end users (OEM).

(c)	Liquidity

The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss attributable to common stockholders of $1,033,438 for the nine months ended September 30, 2003 and approximately $6.6 million for the year ended December 31, 2002. Despite historical operating losses, the Company believes it is appropriate to prepare the financial statements on a going concern basis for the following reasons:

•	The Company achieved improved operating results during the latter part of 2002 and nine months ended September 30, 2003.

•	The Company had a cash balance of $2,260,606 at September 30, 2003 and had availability on its revolving line of credit of approximately $1,243,000 which management believes provide sufficient liquidity to fund cash needs through September 30, 2004, including operating losses, capital expenditures, and debt service requirements.

•	The Company was in compliance with its financial debt covenants as amended (see note 3) as of and for the period ended September 30, 2003, and based on its forecasts, expects to be in compliance with its financial debt covenants through September 30, 2004. See also note 8. Additionally, based on its forecasts, the Company expects to have sufficient liquidity to meet all debt and capital expenditure requirements as they become due and payable.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

September 30, 2003 and 2002

(Unaudited)

Historically, the Company has funded its operating losses through the sale of redeemable preferred stock. The holders of such stock can call for redemption of the preferred shares by the Company in August 2005, if not converted prior to that date. Management believes the Company has sufficient liquidity to meet its obligations through September 2004.

(d)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

(e)	Revenue Recognition

Software license fees consist of revenue derived from the licensing of software to business and governmental organizations and royalty fees from OEM’s. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, Software Revenue Recognition and SOP No. 98-9, Modifications of SOP 97-2 with Respect to Certain Transactions, and associated interpretations. License revenue is recognized when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of fees is considered probable. Revenue is deferred when an arrangement calls for future delivery of products or services for which the Company has not established VSOE to allocate a portion of the fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements or services are delivered or performed. When undelivered elements consist of development services for features or functionality that are essential to the operation of the Company’s software, associated fees are recognized using the percentage-of-completion method of accounting. Royalty revenue from OEM’s is recognized when reported to the Company by the OEM’s and all applicable revenue recognition criteria are met. The Company often requires payment of a nonrefundable royalty fee in arrangements with OEM’s. In such cases, revenue is recognized when the license agreement is signed, the license fees are fixed and determinable, delivery of the software has occurred, and collectibility of the fees is considered probable. Arrangements with OEM’s which involve significant future obligations of the Company are generally recognized as such obligations are fulfilled and associated fees are earned and payable.

Services revenue consists of fees from professional services associated with the Company’s software including maintenance, customer support, consulting, and training. Maintenance, which includes updates and upgrades of the Company’s software, and customer support fees are recognized as revenue ratably over the period of the service agreement, which is generally one year in length. Revenue from consulting and training services are recognized as the services are performed. When arrangements with customers involve a combination of software and service elements, and for which VSOE of fair value exists for each element, the associated elements are unbundled and fees are allocated to individual elements based upon VSOE of fair value and recognized as revenue in accordance with the practices set forth above.

Deferred revenue in the accompanying consolidated balance sheets represents payments received from customers or billings invoiced to customers in advance of revenue recognition.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

September 30, 2003 and 2002

(Unaudited)

(f)	Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock-Based Compensation an Interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123. This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in these notes to unaudited consolidated financial statements.

As permitted by SFAS No. 123, the Company applies the provisions of APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no additional compensation cost has been recognized for its stock options in the accompanying financial statements. Had the Company determined compensation cost based on the fair value at the grant date, the Company’s pro forma net loss and pro forma net loss per share attributable to common stockholders would have been as follows:

	Nine Months Ended September 30,
	2003	2002
Historical net loss attributable to common stockholders	$(1,033,438)	$(6,755,367)
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards	(38,447)	(34,870)

Pro forma net loss attributable to common stockholders	$(1,071,885)	$(6,790,237)

Reported basic and diluted net loss per share
attributable to common stockholders	$(0.24)	$(1.51)

Pro forma basic and diluted net loss per share
attributable to common stockholders	$(0.25)	$(1.52)

(g)	Segment and geographic reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in a company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

September 30, 2003 and 2002

(Unaudited)

information is available that is evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in one industry segment: synchronization software and services.

The Company operates in two geographic regions: the Americas (United States, Canada and Latin America) and EMEA (Europe, Middle East and Africa). The following represents revenues and long-lived assets, net, by geographical region:

	Americas	EMEA	Total
As of and Nine Months Ended September 30, 2003
Revenues	$8,199,555	$862,576	$9,062,131
Long-lived assets, net	267,818	3,296	271,114

As of and Nine Months Ended September 30, 2002
Revenues	$5,955,156	$447,479	$6,402,635
Long-lived assets, net	571,114	47,049	618,163

(h)	Net Loss per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per share attributable to common stockholders is computed giving effect to all potentially dilutive securities including options, warrants, and redeemable convertible preferred stock. Potentially dilutive securities are excluded from the computation of diluted net loss per share if their effect is antidilutive. For the nine month periods ended September 30, 2003 and 2002, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common stockholders because all potentially dilutive securities were antidilutive in computing diluted net loss per share attributable to common stockholders for these periods.

Options and warrants to acquire 360,995, and 248,995 shares of common stock during the nine months ended September 30, 2003 and 2002, respectively, were outstanding but not included in the calculation of weighted average shares outstanding because the option and warrant exercise prices were higher than the average market price of the Company’s common stock during those periods. In addition, diluted net loss per share attributable to common stockholders excludes the potentially dilutive effect of options and warrants to purchase approximately 1,357,089 and 335,227 shares of the Company’s common stock during the nine months ended September 30, 2003 and 2002, respectively, as the Company incurred losses and their inclusion would have been anti-dilutive.

(i)	Recent Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No. 146 is effective for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost was recognized at the date of the commitment to an exit plan. SFAS No. 146 also establishes that the

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

September 30, 2003 and 2002

(Unaudited)

liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS No. 146 effective January 1, 2003. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosure about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN No. 45 are effective for financial statements of annual periods ending after December 15, 2002. The Company’s software license agreements do not provide indemnification for any third party performance. The adoption of this standard has not had an impact on the Company’s consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Synchrologic does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS No. 148 amended SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. It also requires additional disclosures about the effects on reported net income of an entity’s accounting policy with respect to stock-based employee compensation. Synchrologic has elected to adopt the transition and disclosure requirements of SFAS No. 148 which are effective for fiscal years ending after December 15, 2002 and has elected to continue to account for employee stock options under Accounting Principles Board (“APB”) Opinion No. 25. The interim disclosure requirements are effective for interim periods commencing after December 15, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation of business enterprises (variable interest entities) to which the usual condition of consolidation does not apply. This interpretation focuses on financial interests that indicate control. Variable interests may arise from financial instruments, service contracts, nonvoting ownership interests and other arrangements. If an enterprise holds a majority of the variable interests of an entity, it would be considered the primary beneficiary. The primary beneficiary would be required to include assets, liabilities and the results of operations of the variable interest entity in its financial statements. This interpretation applies immediately to variable interest entities that are created after or for which control is obtained after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions would be applied effective December 15, 2003. As of September 30, 2003, the Company had no interest in an entity which would qualify as a variable interest entity. As a result, the adoption of this interpretation did not have an impact on the Company’s consolidated financial statements.

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

September 30, 2003 and 2002

(Unaudited)

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which is effective for the Company beginning January 1, 2005. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. The Company has not determined the impact of SFAS No. 150 on its 2005 consolidated financial statements.

(2)	Merger

On September 12, 2003, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Pumatech, Inc. (PUMA) under which a wholly-owned subsidiary of PUMA will merge with and into the Company and the Company will become a wholly-owned subsidiary of PUMA (Merger). The Merger is conditioned upon, among other things, approval by a majority of the shareholders of both PUMA and the Company. Under the Merger Agreement, shareholders of the Company will receive a maximum of 19.8 million or a minimum of 16.2 million shares of PUMA common stock, subject to adjustment based upon the average closing price of PUMA’s common stock for the thirty trading days immediately preceding the closing date of the Merger. As part of the Merger Agreement, the lawsuit filed by PUMA against the Company alleging patent infringement has been dismissed with prejudice (see note 5), all outstanding stock options of the Company will become fully vested at the effective time of the Merger and the Company entered into a license and distribution agreement with PUMA under which PUMA will resell the Company’s products. The Company recorded $625,000 of software license fee revenue in its September 30, 2003 consolidated financial statements resulting from a purchase made by PUMA of the Company’s software products under the license and distribution agreement. The acceleration of vesting of the Company’s outstanding stock options will result in a charge of approximately $2.4 million in the Company’s consolidated financial statements effective with the closing of the Merger.

(3)	Bank Credit Facility

On April 2, 2002, the Company entered into a credit facility agreement (Credit Agreement) with a bank providing borrowings of up to $4.25 million under a term loan and revolving line of credit.

The Company borrowed $1,750,000 under the term loan component of the facility at closing. Borrowings under the term loan bear interest at a fixed rate of 8% per annum. Under the term loan, the Company must make monthly interest only payments of $11,667 during the first nine months of the term. Thereafter, the Company must make monthly principal and interest payments of $79,147 beginning February 5, 2003 through the term loan’s maturity date of January 5, 2005. The principal portion of the term loan is due as follows: $767,536 in 2003, $903,840 in 2004, and $78,624 in 2005. The Company has recorded $54,742 of the proceeds borrowed under the term loan as original issue discount which reflects warrants to purchase 21,000 shares of the Company’s Series D Preferred stock issued to the lender under the Credit Agreement. The exercise price of each warrant share is the lower of $6.65 or the price of the Company’s next round of equity financing. The warrants expire in April 2012.

The revolving line of credit portion of the facility (Revolver) provides the Company with a borrowing capacity of up to $2,500,000 and matured on April 1, 2003. Borrowings under the Revolver are limited to a percentage of eligible accounts receivable, as defined in the Credit Agreement. Interest on borrowings under the Revolver is payable monthly at a variable rate of interest based on the lender’s prime rate plus 0.75% and was 4.75% and 5.00% at September 30, 2003 and December 31, 2002, respectively. At September 30, 2003 and December 31, 2002, borrowings outstanding under the Revolver were $768,072 and $817,000,

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

September 30, 2003 and 2002

(Unaudited)

respectively, and the Company had unused borrowing capacity of approximately $1,243,000 and $831,000, respectively.

Effective April 1, 2003, the Company renewed its revolving line of credit with a bank for a one-year term. Initially, borrowings under the renewed revolving line of credit bear interest at the greater of: (a) 0.75% plus the bank’s prime rate; or (b) 4.25%. The interest rate on borrowings decreases to 0.5% plus the bank’s prime rate upon the Company receiving $3 million in equity financing and decreases to the bank’s prime rate upon the Company achieving net income for a calendar quarter. As part of the renewal, the Company issued a warrant for 10,000 shares of Series D Preferred stock to the lender. The exercise price of each warrant share is the lower of $6.65 or the price of the Company’s next round of equity financing. The warrants expire in April 2013. In October 2003, the Company entered into an agreement to repurchase all outstanding warrants held by the lender and terminate the associated warrant agreement contingent upon the closing of the Merger. See note 7. All other terms and conditions of the revolving loan agreement are substantially the same as the previous agreement.

Borrowings under the Credit Agreement are secured by all of the Company’s assets. Also, the Company is required to maintain its cash and investment accounts held in the United States with the lender. In addition, the Credit Agreement requires that the Company maintain compliance with certain financial and other covenants. The financial covenants under the Credit Agreement prohibit the Company from exceeding certain maximum net loss amounts and require a minimum monthly quick ratio as defined in the Credit Agreement. During 2002, the Company was in violation of the covenant for net loss amounts and subsequently cured such violation through an amendment of the Credit Agreement. As of September 30, 2003, the Company was in compliance with all financial and other covenants under the Credit Agreement. See note 8.

(4)	Stock Option Exchange Program

In July 2002, the Company offered a voluntary stock option exchange program, which allowed employees, at their election, to forfeit a portion or all of their unexercised stock options effective July 15, 2002 and receive, no sooner than six months and one day after July 15, 2002, new options to purchase the same number of shares underlying the options forfeited in the program. In order to receive new options in exchange for forfeited options, a participant in the program must be employed by the Company on the date the new options are issued. Under the program, the exercise price of the newly issued options is the fair value as determined on the issue date of the new options. The vesting periods for the new options remained the same as the forfeited option grants. Unexercised options to acquire 895,033 shares with a weighted average exercise price of $4.63 per share were forfeited and were eligible to receive an equivalent number of option shares as part of the program.

Effective February 28, 2003, the Company completed its stock option exchange program for employees by issuing options to purchase 895,033 common shares to employee participants in exchange for the option shares forfeited under the program. The exercise price of the newly issued shares is $0.05 per share, representing the fair value on that date.

(5)	Litigation

On December 5, 2002, PUMA filed a lawsuit in the United States District Court of Northern California alleging the Company had infringed certain patents held by PUMA. The lawsuit sought an injunction against the Company from selling products that are alleged to infringe the plaintiff’s patents and unspecified

SYNCHROLOGIC, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

September 30, 2003 and 2002

(Unaudited)

damages and attorney’s fees. On February 14, 2003, the Company responded to the suit denying infringement and challenging the validity and enforceability of the asserted patents and, in addition, filed counterclaims against the plaintiff. As discussed in note 2, this matter was dismissed with prejudice in September 2003.

(6)	Concentrations of Credit Risk

(a)	Financial Instruments

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Cash balances are held at four credit worthy financial institutions, but the balances maintained in the United States routinely exceed federally insured amounts. Credit is extended to customers without requiring collateral and often times accounts receivable from only a few customers comprise a significant portion of the total accounts receivable balance. Management regularly performs credit evaluations on potential customers and sets credit limits and payment terms accordingly.

(b)	Major Customers

During the nine months ended September 30, 2003, revenue from two customers represented approximately 23% and 16% of total revenues. At September 30, 2003, accounts receivable from three customers represented approximately 23%, 22% and 19% of accounts receivable, net.

During the nine months ended September 30, 2002, revenue from two customers represented approximately 20% and 18% of total revenue. At September 30, 2002, accounts receivable from three customers represented approximately 22%, 17% and 11% of accounts receivable, net.

(7)	Warrant Termination Agreements

In September and October 2003, the Company entered into warrant termination agreements with the holders of all of the outstanding warrants for the Company’s Series D redeemable convertible preferred stock and common stock. Under the warrant termination agreements, the Company has agreed to pay an aggregate of $112,249 for the repurchase of 224,495 warrants.

(8)	Subsequent Event

In October 2003, the Company entered into a Forbearance and Loan Modification Agreement (Forbearance Agreement) with the lender of its credit facility. Under the Forbearance Agreement, the lender has agreed to not pursue any remedies which may be available to it under the Credit Agreement or applicable law in the event of a default by the Company of a financial covenant contained in the Credit Agreement. The Forbearance Agreement terminates upon the earliest occurrence of: (a) the closing of the Merger; (b) breach of the Forbearance Agreement by the Company; or (c) January 31, 2004.